Exhibit 99.1

TRANSITION AND SEVERANCE AGREEMENT

The parties to this Transition and Severance Agreement (“Agreement”) are Philip Koen (“Koen”) and Equinix, Inc. and its parent corporation(s) domestic and foreign, subsidiary corporations domestic and foreign, d/b/a/ companies domestic and foreign, affiliated companies domestic and foreign, successors, assigns, and operating units domestic and foreign (hereinafter collectively referred to as “Equinix” or the “Company”). This Agreement is for the benefit of Koen and Equinix (collectively the “parties”).

RECITALS

WHEREAS, Koen is presently employed as President and Chief Operating Officer (“COO”) of the Company;

WHEREAS, the Company and Koen mutually agree to: (i) terminate their employment relationship; (ii) transition Koen’s responsibilities as President and COO with present responsibility for the Company’s Asia Pacific Operations to other officers within the Company; and (iii) release each other from any and all claims as set forth herein; and

WHEREAS, the parties have mutually agreed to end their relationship on mutually beneficial terms;

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties agree as follows:

1. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

(a)	Base Salary. “Base Salary” means $322,000 per annum.

(b)	Bonus. “Bonus” means $193,200.

(c)	Cause. “Cause” shall mean any one or more of the following: (i) any act of material personal dishonesty taken by Koen in connection with his responsibilities as an employee; (ii) Koen’s conviction of a felony; or (iii) Koen’s violation of his obligations to the Company that are materially injurious to the Company and that are (if curable) not cured within 15 days after the Company delivers to Koen a written demand for performance describing the basis for the Company’s belief that Koen has violated his obligations to the Company.

(d)	Compensation Continuation Period. “Compensation Continuation Period” shall mean the eighteen (18) month period immediately following the Separation Date.

(e)	Separation Date. The “Separation Date” shall mean March 2, 2006.

(f)	Effective Date. The “Effective Date” shall mean the eighth (8th) day after Koen executes this Agreement, assuming he does not revoke it after he signs it.

(g)	Transition Period. The “Transition Period” shall mean the period of time between the Effective Date and the Separation Date.

2. Transition Period and Termination of Employment. Koen and the Company acknowledge and agree as follows:

(a)	Transition Period. The parties intend that Koen shall continue his full-time employment during the Transition Period, unless the Company terminates Koen’s employment for Cause. While Koen is employed by Company during the Transition Period, Koen’s Base Salary and employee benefits, including accrual of vacation and vesting of stock options (as described below), benefits under the Expatriate Agreement executed by Koen and the Company dated January 5, 2003 (as described in section 2(c)(iv) below, the “Ex-Pat Agreement”) and participation in the Company’s 401(k), will continue unchanged from what they were immediately before the Effective Date. Koen will also receive a Bonus for the year 2005 payable when all other employees eligible to receive a similar bonus for 2005 are paid their bonus and/or by the close of business on March 15, 2006, whichever is earlier. The parties acknowledge and agree that Koen’s employment during the Transition Period shall be at-will, as defined under California law.

(b)	Duties. During the Transition Period, Koen shall:

(i)	continue to serve as the President and COO and report to the Company’s Chief Executive Officer;

(ii)	transition and hand over his responsibilities to such other person(s) that the Company designates;

(iii)	finalize all documentation and reporting related to his responsibilities as reasonably necessary;

(iv)	transfer knowledge generally regarding Company’s operations as reasonably requested and necessary;

(v)	introduce any designated individual to all concerned functions and primary contacts;

(vi)	perform such other tasks and duties that the Company may reasonably assign to Koen; and

(vii)	take the following vacation period and holidays: a) vacation: November 21, 22, 23, 27; December 23, 27-30; and b) holidays: Deepavali - 11/1; Hari Raya Puasa – 11/3, 4; Thanksgiving – 11/24, 25; Christmas – 12/25, 26.

If any of the above tasks are not completed by the Separation Date, the parties may, at their mutual discretion and upon mutually agreeable terms, enter into a consulting agreement that would permit Koen to complete them. While Koen shall be a full-time employee of Company during the Transition Period, he may also reasonably investigate alternative employment opportunities during the Transition Period provided he notifies the Company’s Chief Executive Officer of any necessary absences to do so. The Company understands that, in the final months of the Transition Period (commencing in January, 2006), Koen may require extended absences from the Singapore office to attend to matters in the U.S. pertinent to his transition duties and transition back to the United States after his Singapore assignment. Such absences will not be grounds for the Company to terminate Koen’s employment for “Cause.”

(c)	Termination of Employment. Unless Koen resigns or is terminated earlier for Cause pursuant to Section 3 below, Koen’s employment with the Company shall terminate as of the close of business on the Separation Date. As of the Separation Date, it is mutually agreed by the parties that Koen will no longer be an employee of the Company and will no longer hold any positions or offices with the Company. Upon the termination of Koen’s employment for any reason, Koen shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement. Without regard to the reason for, or the timing of, Koen’s termination of employment and subject to the provisions of Section 3 below:

(i)	the Company shall pay Koen any earned but unpaid Base Salary due for periods up through the Separation Date;

(ii)	the Company shall pay Koen all of Koen’s accrued and unused vacation through the Separation Date;

(iii)	following submission within 30 days after the Separation Date of a proper expense report by Koen, the Company shall reimburse Koen for all business expenses reasonably and necessarily incurred by Koen in connection with the business of the Company prior to the Separation Date; and

(iv)	the Company and Koen will honor the following obligations in the Ex-Pat Agreement according to their terms until such time as all obligations have been completely met given Koen’s Separation Date of March 2, 2006: paragraphs 1 (a, d, g, h, i and j) (Compensation and Benefits), 2 (Repatriation), 3 (Tax Equalization) and 4 (Miscellaneous Provisions). To the extent it does not contract directly with vendors to honor these obligations, and Koen advances payments with regard thereto, the Company will reimburse Koen for all expenses reasonably and necessarily incurred as respects the Company’s obligations under the Ex-Pat agreement as is its custom and practice within no more than 30 days after Koen submits invoices documenting the expenses incurred.

(d)	Stock Options. Koen and the Company both hereby acknowledge and agree that, as of November 1, 2005, the company has granted him the following options to purchase shares of its Common Stock:

Grant Date	Shares Granted	Price per Share	Shares Vested as of 11/1/05
1 7/30/99	20,625	$2.1334	20,625
2. 6/13/00	2,500	$224.000	2,500
3. 1/9/01	8,125	$119.0016	8,125
4. 4/9/01	15,059	$29.4400	15,059
5. 4/9/01	16,192	$29.4400	16,192
6. 9/26/01	15,625	$12.1600	15,625
7. 4/22/02	7,813	$22.400	6,836
8. 3/6/03	200,000	$3.25	188,888
9. 2/9/04	98,000	$30.0200	44,916

Koen further acknowledges and agrees that all outstanding stock options held by Koen shall remain subject to the terms and conditions of the applicable Company stock option plan and agreement evidencing the option.

3. Consequences of Termination of Employment.

(a)	Benefits Payable if Employment not Terminated for Cause Prior to Separation Date. In exchange for Koen signing and not revoking this Agreement, and his promise to sign and not revoke the Release of Claims in the form attached Exhibit 1 (the “Release”) on the Separation Date, the Company agrees to provide the following severance payments and benefits to Koen if his employment is not terminated for Cause or he resigns prior to the Separation Date:

(i)	Subject to section 3(B)(iii) the Company shall accelerate the vesting on all outstanding and unvested stock options held by Koen as of the Separation Date as if his employment with the Company continued through and until September 2, 2007. Koen shall have until December 31, 2006 to exercise his vested options.

(ii)	On November 15, 2005 the Company will grant Koen a fully vested option to purchase 42,500 shares of the Company’s common stock with an exercise price equal to the fair market value (i.e. the closing price) of Company common stock on November 15, 2005 (the “New Option”.) Koen shall have thirty (30) months from the Separation Date to exercise the stock that is subject to the New Option. The New Option shall be subject to the terms and conditions of the Company’s 2000 Equity Incentive Plan and Agreement.

(iii)	Koen will be paid a lump bonus of $322,000.00 on the Company’s first payroll date after September 2, 2006;

(iv)	Koen’s attorney, Bruce M. Towner, will be reimbursed on the first payroll date to occur after September 2, 2006 for Koen’s actual and reasonable attorneys’ fees incurred in connection with the negotiation of this Agreement in an amount not to exceed $40,000 as documented to the Company by detailed invoices provided to Koen by his attorney and forwarded to the Company’s attorney;

(v)	Koen shall be entitled to receive $161,000, which is an amount equal to 1/2 of his Base Salary on the Company’s first payroll date to occur after

September 2, 2006. Koen shall further be entitled to the continuation of his Base Salary during the remaining time in the Compensation Continuation Period. Such continuation payments shall be paid bi-monthly in accordance with the Company’s normal payroll practices. During the Compensation Continuation Period, Koen will serve as a “Strategic Advisor” to the Company and agrees that he will be available to provide Strategic Advisor services at mutually convenient times to Koen and to the Company upon the request of the Company (up to a maximum of five hours of service per calendar month). Koen and the Company will represent to third parties that he is a “Strategic Advisor” to the Company during this time period. Nothing about his services as a Company Strategic Advisor will preclude Koen from engaging in other consultant or employment work during the Compensation Continuation Period.

(vi)	During the Compensation Continuation Period, provided Koen timely elects to continue his health care coverage after the Separation Date (through COBRA or otherwise), the Company shall continue to pay premiums to continue medical insurance benefits for Koen and his eligible dependants under his then existing medical, dental and vision plans. Koen shall make such election at his sole discretion but subject to applicable law and the terms and conditions of any applicable healthcare plan. Upon the Separation Date, the Company will permit Koen to convert the Company sponsored life insurance coverage to his personal use to the extent the applicable policies permit such conversion.

(vii)	The Company and Koen have issued a press release regarding Koen’s departure in the form attached as Exhibit 2;

(viii)	The Company shall transfer to Koen the right, title, and interest in the Sony mini-laptop computer, Sony office laptop, Blackberry and Nokia mobile phone that were issued to him by the Company. These items are transferred as-is. However, Koen shall make the items available to the Company so that it can remove any and all Company documents and other property.

(ix)	On February 8, 2005 the Company granted Koen 42,500 shares of restricted stock pursuant to the terms of the Company’s 2000 Equity Incentive Plan and Restricted Stock Agreement (collectively the “Plan”). As of the Effective Date Koen is fully vested in 5,312 of the shares. Also, as of January 2, 2006, Koen will have reached the Time Based Vesting criteria (as defined in the Plan) with respect to a total of 5,312 additional shares of restricted stock (the “Partially Vested Shares”), but will not have reached the Stock Price Appreciation Target applicable thereto (as defined in the Plan). If the Company reaches the Stock Price Appreciation Target under the Plan for the Partially Vested Shares before the end of the Compensation Continuation Period, then Koen will become fully vested therein. If the Partially Vested Shares do not reach the Stock Price Appreciation Target then they will be forfeited at the end of the Compensation Continuation Period. All of the

restricted stock that did not reach the Time Based Vesting Date as of the Separation Date shall be forfeited pursuant to the Terms of the Plan. Except as modified by this paragraph, the restricted stock held by Koen shall remain subject to the terms and conditions of the Plan.

(x)	Koen shall be permitted to use the Company’s email system through and until August 1, 2006, provided he complies with any and all company policies related thereto. The Company reserves the right to terminate Koen’s email use if such use violates Company policy in its sole discretion.

(b)	Payments for Other Terminations Prior to Separation Date.

(i)	If the Company terminates Koen’s employment without Cause or he dies prior to the Separation Date, then Koen and/or his estate shall continue to receive the payments and benefits of Section 2(a) and (c) above and shall also receive the Section 3(a) payments and benefits upon Koen signing and not revoking (or his executor signing and not revoking, in the event Koen dies) the Release as required in Section 3(a).

(ii)	If, prior to the Separation Date, either (a) the Company terminates Koen’s employment for Cause, or (b) Koen resigns his employment prior to January 2, 2006, then Koen will be eligible only to receive the payments and benefits set forth in Section 2(a) and (c) earned up to the date his employment is terminated for Cause or he resigns prior to January 2, 2006;

(iii)	If on or after January 2, 2006 but before the end of the Transition Period, Koen resigns his Equinix employment, the Company will not be obligated to provide Koen with ongoing employment compensation, vesting and benefits (other than health insurance or COBRA if applicable) during the remainder of the Transition Period, but will remain obligated to provide Koen with the other employment and severance benefits specified in Sections 2 (a) and (c) and 3 (i-x) above. Example: Koen resigns on January 15, 2006. He is not paid base salary and does not receive additional stock vesting or restricted stock accrual during the period January 15, 2006 until March 2, 2006. All other severance compensation, vesting and benefits contemplated by this Agreement will be provided to him.

4. Preservation of indemnity and directors and officers insurance rights. Nothing in this Agreement is intended to, or does, waive Koen’s rights to indemnity and defense from Equinix arising out of his duties as an employee and officer of the Company to the extent that he is entitled to indemnity and defense pursuant to California law, the Company’s Certificate of Incorporation, Bylaws and the Indemnification Agreement dated August 27, 1999 between Koen and the Company. This Agreement shall not divest Koen of any liability insurance rights, if any, he may have by virtue of his employment with Equinix.

5. Releases.

(a) Koen’s Release of Equinix. Koen releases and discharges Equinix, Equinix’s present and former officers, directors, employees, representatives, attorneys, agents, insurers, parent companies, subsidiaries, predecessors, affiliates, and successors from any and all claims, liabilities or obligations of every kind and nature, whether now known or unknown, suspected or unsuspected, which Koen ever had or now has, including but not limited to all claims arising out of or in connection with (i) his employment by Equinix or termination of employment with Equinix, including but not limited to any contention that Koen was discriminated or retaliated against, harassed, wrongfully terminated, constructively terminated or injured by Equinix in any way or that Equinix breached any agreement with Koen or other obligation to Koen, (ii) any illness, injury, impairment, or other physical, mental, psychological or other medical condition, any claim for benefits, including without limitation long term disability benefits, short term disability benefits, other disability benefits, and (iii) any other employment-related benefits, including but not limited to all claims for stock options or the value of any stock options. This release includes all federal, state, and non-U.S. statutory claims, federal, state, and non-U.S. common law claims (including those for contract and tort), and claims under any federal, state, or non-U.S. statute or ordinance, including, without limitation, the Employee Retirement Security Income Act of 1974, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964 (as amended), the Age Discrimination in Employment Act, 42 U.S.C. §1981, 42 U.S.C. § 1983, the Family Medical Leave Act, the United States Constitution, the Sarbanes-Oxley Act, 18 U.S.C. § 1514, the Fair Credit Reporting Act, the California Constitution, the California Fair Employment and Housing Act, the California Unfair Competition Act (California Business and Professions Code section 17200 et seq.), the California Family Rights Act, and the California Labor Code.

(b) Equinix Release of Koen. Equinix releases and discharges Koen from any and all claims, liabilities or obligations of every kind and nature, whether now known or unknown, suspected or unsuspected, which Equinix ever had or now has, including but not limited to all claims arising out of or in connection with his employment by Equinix. This release includes all federal, state, and non-U.S. statutory claims, federal, state and non-U.S. common law claims (including those for contract and tort), and claims under any federal, state, or non-U.S. statute or ordinance. Notwithstanding the above, nothing in this Agreement shall act as a release or waiver of any claim by Equinix against Koen for the theft, misuse, or improper disclosure of the Company’s confidential, proprietary or trade secret information.

(c) 1542 Waiver. Koen and Equinix acknowledge the language of Section 1542 of the California Civil Code, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS/HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM/HER MUST HAVE MATERIALLY AFFECTED HIS/HER SETTLEMENT WITH THE DEBTOR.

Koen and Equinix expressly waive the protection of Section 1542. Koen and Equinix understand and agree that claims or facts in addition to or different from those which are now known or believed by Koen and Equinix to exist may hereafter be discovered. It is Koen’s intention to settle fully and release all of the claims Koen now has against Equinix and any of Equinix’s officers, directors, employees, representatives, attorneys, agents, insurers, parent companies, predecessors, affiliates, subsidiaries and successors, whether known or unknown, suspected or unsuspected. It is Equinix’s intention to settle fully and release all of the claims Equinix now has against Koen, whether known or unknown, suspected or unsuspected. The releases contained herein do not apply to: a) any rights or obligations created by this Agreement; and b) Koen’s vested right, if any, to his Company sponsored 401(k) plan, under the terms of the applicable plan documents.

(d) No Assignment of Claims. Except as authorized by this Agreement (such as in the event of Koen’s death), Koen promises that he has not assigned, transferred or conveyed to any person or entity any claim, demand, liability, obligation or cause of action released by this Agreement. Koen agrees to indemnify, defend and hold harmless Equinix and/or any present or former officers, directors, employees, representatives, attorneys, agents, insurers, parent companies, predecessors, affiliates, subsidiaries or successors of Equinix from any claims which may be asserted against them based on, or arising out of, any such assignment, transfer, or conveyance.

6. Mitigation. The earnings, payments, equity and benefits contemplated by this Agreement, shall not be reduced by any earnings, payments, equity and benefits that Koen may receive from any other source.

7. Non-Disparagement. The officers and directors of the Company agree not to make any defamatory remarks about Koen to third parties. Koen agrees not to make any defamatory remarks about the Company (including its employees, officers, directors, products, services, or business practices).

8. Employment Information. Should Koen desire to have the Company provide any person or entity with any information concerning Koen’s employment, Koen shall direct such person or entity to contact Keri Crask, Vice President of Human Resources. The Company shall respond to any such inquiry by confirming: (i) the dates of Koen’s employment with the Company, (ii) the titles of Koen’s job positions with the Company, (iii) Koen’s Base Salary of $322,000 and (iv) that it is the Company’s policy to provide only this information.

9. Successors and Assigns. Any successor or assign (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets or to the rights and/or obligations of this Agreement, shall be obligated to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession or reassignment. Without the written consent of the Company, Koen shall not assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity. Notwithstanding the foregoing, the terms of this Agreement and all rights of Koen hereunder shall inure to the benefit of, and be enforceable by, Koen’s personal or legal representatives, executors, administrators, spouse, successors, heirs, distributees, devisees and legatees.

10. Notices. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Koen, mailed notices shall be addressed to him at the home address that he most recently communicated to the Company in writing and to his attorney Bruce M. Towner, Towner Law Offices, 1700 Montgomery, Suite 110, San Francisco CA 94111. In the case of the Company, mailed notices shall be addressed to the Company’s corporate headquarters to the attention of the Chief Executive Officer, and the Company’s General Counsel with a copy to Mark S. Howitson, Orrick, Herrington & Sutcliffe LLP, 1020 Marsh Road, Menlo Park, CA 94025.

11. Integration. This Agreement represents the entire agreement and understanding between the parties as to the subject matter hereof and except as explicitly referenced herein, supersedes all prior agreements whether written or oral.

12. Modification; Waiver. No provision of this Agreement may be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Koen and the Company’s CEO. No waiver by either Party of any breach of, or of compliance with, any condition or provision of this Agreement by the other Party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time. Failure or delay on the part of either Party hereto to enforce any right, power, or privilege hereunder will not be deemed to constitute a waiver thereof.

13. Company Resources. Should Koen’s employment be terminated prior to the conclusion of the Transition Period, Koen will no longer represent that Koen is an employee of the Company and within five days of termination of his employment, Koen will return all Company property that he is not authorized by Section 3(a)(viii) this Agreement to retain notwithstanding his termination.

14. Confidential Information. Subject to applicable law, Koen agrees to continue to be bound by and comply with Koen’s obligations to not use or disclose Company proprietary and/or confidential information (in accordance with the terms of any applicable agreement between Koen and the Company) and such obligations shall survive the termination of this Agreement, according to the terms of such obligations.

15. Conflicting Obligations. The parties certify that each has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, or that would preclude others from complying with the provisions hereof, and further certifies that neither will enter into any such conflicting agreement.

16. Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

17. No Representations. Each Party represents that it has had the opportunity to consult with an attorney and financial advisor, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither Party has relied upon any representations or statements made by any other Party hereto which are not specifically set forth in this Agreement.

18. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Koen represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through Koen to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

19. Taxes. Koen and the Company agree that as to payments made to Koen while he is working for the Company as an employee in Singapore the tax equalization arrangements set forth in Exhibit 3 confirm the parties’ rights and obligations concerning Koen’s expatriate tax filings and compensation provided to him prior to and including the Separation Date. The Company will comply with its obligations as set forth in Exhibit 3 and the Ex-Pat agreement. In specific, the Company agrees to determine the amounts that must be withheld for tax purposes reasonably and in good faith and to timely make such payments. Except to the limited extent set forth above, Koen acknowledges and agrees that he is solely responsible for and agrees to make adequate provisions to pay to the Company any amounts necessary to enable the Company to comply with any applicable tax withholding obligations which arise in connection with any payments to be made under this Agreement, including, but not limited to withholding from such payments, direct payment to the

Company, or otherwise. Koen shall indemnify, hold harmless and defend the Company for any and all taxes, penalties, interest and any other amounts owed by the Company on Koen’s behalf or Koen as a result of any characterization of or withholdings taken (or not taken) from the consideration provided to Koen under the terms of this Agreement unless the Company fails to comply with its obligations under this section 19. Koen further agrees that he has not relied on any advice, counsel or representations from the Company or any of its attorneys or accountants regarding taxation of consideration provided to him pursuant to this Agreement.

20. Non-Solicit. During Koen’s employment with the Company and continuing through and until the end of the Compensation Continuation Period, Koen shall not, directly or indirectly:

(a) Solicit any employee or consultant of the Company to cease providing services to the Company, or to join another Company and thereby provide a reduced level of service to the Company; and

(b) Solicit any customer of the Company to reduce the amount of business the customer does with the Company. Should Koen breach Section 20 at any time, Equinix shall be entitled to cease making any and all payments to Koen.

21. Both Parties Responsible for the Terms. The language of all parts in this Agreement shall be construed as a whole, according to its fair meaning, and not strictly for or against either party. The parties have jointly drafted this Agreement.

22. Headings. The headings used herein are for reference only and shall not affect the construction of this Agreement.

23. Dispute Resolution. Except as otherwise specified, in the event of a breach of this Agreement, the breaching party shall have fifteen (15) days following the day it receives written notice of the breach from the non-breaching party, to cure said breach. Only if the breach is not cured within this 15-day period shall the non-breaching party be permitted to pursue any and all rights and remedies available to it at law or in equity as a result of the breach, subject to all available legal defenses.

24. No Re-Employment. Koen understands and agrees that his employment with the Company and his status as an officer of the Company will end on the Separation Date; that he shall have no right to employment; and he shall not apply for re-employment with the Company after that date.

25. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws, but not the conflicts of law rules, of the State of California, and Santa Clara County shall be the venue for any action brought in connection with this Agreement.

26. Counterparts and Facsimile. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A fax signature page shall be deemed the equivalent of an original for the purpose of effecting this Agreement; however, each party shall still provide an original signature page to the other within fourteen (14) days after the Effective Date of the Agreement.

27. Non-Admission. This Agreement, and compliance with this Agreement, shall not be construed as an admission by either party of a violation of the rights or interests of the other party or of any other individual or entity; nor shall this Agreement and compliance with this Agreement be construed as an admission of a violation of any order, ruling, law, statute, regulation, contract or covenant, express or implied. The parties disclaim and deny any such violation and any liability that would be incurred as a result.

28. Reformation. If any part of this Agreement shall be determined to be illegal, invalid or unenforceable, the remaining part shall not be affected thereby, and said illegal, unenforceable or invalid parts shall be deemed not to be a part of this Agreement.

29. OWBPA Disclosures. Koen hereby acknowledges, understands and agrees that:

(a) Koen may have, and has had, at least twenty-one (21) days after receipt of this Agreement within which he may review and consider it, discuss it with an attorney of his own choosing, and decide to execute or not execute this Agreement;

(b) Koen has seven (7) days after the execution of this Agreement within which he may revoke this Agreement;

(c) In order to revoke this Agreement, Koen must deliver to the Company’s General Counsel, Brandi Galvin Morandi, on or before seven (7) days after the execution of this Agreement, a letter stating that he is revoking this Agreement; and

(d) This Agreement shall not become effective or enforceable until after the expiration of seven (7) days following the date Koen executes this Agreement.

30. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties hereto, with the full intent of Koen releasing all of his claims. Both parties acknowledge that:

(a)	They have read this Agreement;

(b)	They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel and financial advisors of their own choice or that they have voluntarily declined to seek such assistance;

(c)	They understand the terms and consequences of this Agreement and of the release it contains;

(d)	They are fully aware of the legal and binding effect of this Agreement.

31. The individuals executing this Agreement represent and warrant that they have the authority to agree to the terms of this document on behalf of the named individual or entity on behalf of whom they sign.

SIGNATURE PAGES FOLLOW

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the dates shown below.

PHILIP KOEN

By:	/s/ PHILIP KOEN

Dated: November 7, 2005

EQUINIX, INC.

By:	/s/ PETER VAN CAMP
Peter Van Camp
Chief Executive Officer

Exhibit 1

Mutual Release of Claims

This Mutual Release of Claims (“Release”) is made and entered into by and between Phillip Koen, on behalf of himself and his agents, representatives, heirs, executors, administrators, survivors and assigns (hereinafter collectively “Koen”) and Equinix, Inc., and each of its affiliates, subsidiaries, successors, and their respective employees, officers, directors, agents, legal representatives and assigns (hereinafter collectively “Equinix”). Koen and Equinix are hereinafter referred to as the “Parties”.

For and in consideration of the mutual promises, covenants, and undertakings contained herein and for other good and sufficient consideration receipt of which is hereby acknowledged, the Parties agree to the terms of this Release as follows:

1. This Release, and compliance with this Release, shall not be construed as an admission by either party of a violation of the rights or interests of the other party or of any other individual or entity; nor shall this Release and compliance with this Release be construed as an admission of a violation of any order, ruling, law, statute, regulation, contract or covenant, express or implied. The parties disclaim and deny any such violation and any liability that would be incurred as a result.

2. Koen releases and discharges Equinix, Equinix’s present and former officers, directors, employees, representatives, attorneys, agents, insurers, parent companies, subsidiaries, predecessors, affiliates, and successors from any and all claims, liabilities or obligations of every kind and nature, whether now known or unknown, suspected or unsuspected, which Koen ever had or now has, including but not limited to all claims arising out of or in connection with (i) his employment by Equinix or termination of employment with Equinix, including but not limited to any contention that Koen was discriminated or retaliated against, harassed, wrongfully terminated, constructively terminated or injured by Equinix in any way or that Equinix breached any agreement with Koen or other obligation to Koen, (ii) any illness, injury, impairment, or other physical, mental, psychological or other medical condition, any claim for benefits, including without limitation long term disability benefits, short term disability benefits, other disability benefits, and (iii) any other employment-related benefits, including but not limited to all claims for stock options or the value of any stock options. This release includes all federal, state, and non-U.S. statutory claims, federal, state, and non-U.S. common law claims (including those for contract and tort), and claims under any federal, state, or non-U.S. statute or ordinance, including, without limitation, the Employee Retirement Security Income Act of 1974, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964 (as amended), the Age Discrimination in Employment Act, 42 U.S.C. §1981, 42 U.S.C. § 1983, the Family Medical Leave Act, the United States Constitution, the Sarbanes-Oxley Act, 18 U.S.C. § 1514, the Fair Credit Reporting Act, the California Constitution, the California Fair Employment and Housing Act, the California Unfair Competition Act (California Business and Professions Code section 17200 et seq.), the California Family Rights Act, and the California Labor Code.

3. Equinix releases and discharges Koen from any and all claims, liabilities or obligations of every kind and nature, whether now known or unknown, suspected or unsuspected, which Equinix ever had or now has, including but not limited to all claims arising out of or in connection with his employment by Equinix. This release includes all federal, state, and non-U.S. statutory claims, federal, state and non-U.S. common law claims (including those for contract and tort), and claims under any federal, state, or non-U.S. statute or ordinance. Notwithstanding the above, nothing in this Release shall act as a waiver or release of any claims by Equinix against Koen for the theft, misuse, or improper disclosure of the Company’s confidential, proprietary and trade secret information.

4. The Parties understand and expressly agree that except as provided in this Release and the Transition and Severance Agreement this Release extends to all claims arising prior to the date of their signing of this Release of every nature and kind whatsoever, whether known to them or not as provided by Section 1542 of the California Civil Code, except as follows: a) any rights or obligations created by this Release or the Transition and Severance Agreement; b) Koen’s vested right, if any, to his Company sponsored 401(k) plan, under the terms of the applicable plan documents. Section 1542 states:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

The parties have had the opportunity to consult with and be advised by counsel regarding the meaning and effect of this provision and agree voluntarily to waive their rights under Section 1542 and, except as described in this paragraph, and affirm their intention to release not only claims known but those unknown to them which arose or may arise out of Koen’s employment with Equinix or its termination, and they hereby do release all such known and unknown claims.

5. Koen represents that he is unaware of any act taken by himself in his capacity as an employee or officer of Equinix, Inc. or by any other Equinix employee as of the date of his termination which gives rise to a violation of federal or state law or regulation and which facts have not been previously reported by Koen to Equinix management.

6. The Parties hereto acknowledge that they: a) have carefully read and understood all of the terms and conditions of this Release; b) have discussed and reviewed this Release with their respective attorneys; c) agree with the terms and conditions of this Release; and d) enter into this Release voluntarily and knowingly. The Release’s terms shall not be construed against the drafter.

7. The Parties agree that this Release shall be final and binding upon the Parties, their successors, and assigns, and that any changes in this Release, whether by additions, deletions, waivers, amendments or modifications, may be made only in writing and signed by all Parties.

8. The Parties agree that this Release sets forth the entire agreement between the parties and supersedes any other understanding, promise or Release directly or indirectly related to it, except the Transition and Severance Agreement to which it is attached, which it does not supercede. The parties agree that, notwithstanding the terms of this Release, they will honor the terms of the Transition and Severance Agreement. Other than as provided by this Release, no promise or inducement has been offered to the respective parties.

9. If any part of this Release shall be determined to be illegal, invalid or unenforceable, the remaining part shall not be affected thereby, and said illegal, unenforceable or invalid parts shall be deemed not to be a part of this Release.

10. This Release is to be interpreted in accordance with California law without regard to its conflict of law provisions.

11. Prior to execution of this Release, Koen and Equinix have apprised themselves of sufficient information in order that they might intelligently exercise their own judgment concerning whether to sign it. Equinix has informed Koen in writing to consult an attorney before signing this Release, and he has done so. Equinix has also given Koen 21 days in which to consider this Release, if he wishes. Koen also understands that for a period of 7 days after he signs this Release he may revoke this Release and that the Release shall not become effective until the eighth day after he signs it. In order to revoke this Release, Koen must deliver to the Company’s General Counsel, Brandi Galvin Morandi, on or before seven (7) days after the execution of this Agreement, a letter stating that he is revoking this Release. Should Koen revoke this Release, he will not be entitled to receive any benefits under the Transition and Separation Agreement to which this Release is attached as an Exhibit.

12. The Parties represent that they have discussed thoroughly all aspects of this Release with their respective attorneys, fully understand all of the provisions of the Release, and are voluntarily entering into this Release.

13. The Parties acknowledge that, except as expressly set forth herein, no representation of any kind or character has been made to induce the execution of this Release.

14. This Release may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A faxed signature page shall be deemed the equivalent of an original for the purpose of effecting this Release.

15. Equinix represents and warrants that the undersigned has the authority to act on behalf of Equinix and to bind Equinix and all who may claim through it to the terms and conditions of this Release and the person signing below on behalf of Equinix warrants that he or she has the authority to bind Equinix. Koen represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Release. Each party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims released herein.

Dated: , 2006

Phillip Koen

EQUINIX, INC.

Dated: , 2006

Peter Van Camp
Chief Executive Officer

Exhibit 2

EQUINIX PRESIDENT AND COO PHIL KOEN ANNOUNCES HIS INTENTION TO RESIGN IN MARCH 2006

Foster City, CA - October 28, 2005 - Equinix, Inc. (Nasdaq: EQIX), the leading provider of network neutral data centers and Internet exchange services, today announced that President and Chief Operating Officer Phil Koen plans to resign effective March 2, 2006.

Koen, who will continue to advise the company as a strategic advisor after March 2, 2006, joined Equinix in July 1999 as Chief Financial Officer and in this position built Equinix’s initial operating and financial functions. Additionally, Koen led the effort to secure more than $800 million in public and private financing, including completing the company’s initial public offering in August 2000. In May 2001, he was promoted to President and COO where he led the company’s program to build out US Internet Business Exchange(tm) (IBX®) centers. He has also been instrumental in turning around the company’s performance in the Asia Pacific region, where the company is showing increasingly positive financial results.

“Phil was one of the original members of the executive team during its initial start-up. His leadership, strategic vision and tenacity throughout the years have helped Equinix achieve the market leadership position we hold today,” said Peter Van Camp, CEO of Equinix. “With Phil’s assistance, we will be working together over the next four months to ensure a smooth transition. I will miss his contributions as President and COO.”

“Being part of this success story has been terrific. I have fulfilled my greatest goal, which was to be part of a team that has taken a company from start up to an industry leader, and the company is currently on an excellent course with strong leadership. I have a strong personal interest in the telecom and internet services space and now is the time for me to pursue several unique opportunities,” said Phil Koen, President and COO of Equinix.

About Equinix

Equinix is the leading global provider of network-neutral data centers and Internet exchange services for enterprises, content companies, systems integrators and network services providers. Through the company’s Internet Business Exchange(tm) (IBX®) centers in 11 markets in the U.S. and Asia, customers can directly interconnect with every major global network and ISP for their critical peering, transit and traffic exchange requirements. These interconnection points facilitate the highest performance and growth of the Internet by serving as neutral and open marketplaces for Internet infrastructure services, allowing customers to expand their businesses while reducing costs.

Exhibit 3

Objective of the Company’s Tax Equalization Policy

An employee may incur higher income tax during foreign assignment. The higher income tax results because foreign-assigned employee’s taxable income includes not only base salary, but also foreign assignment allowances and reimbursements. Furthermore, foreign-assigned employee’s taxable income may be subject to taxation in both the U.S and the host country (i.e., Singapore).

a.	It is the intent of Equinix’s Tax Equalization Policy that Mr. Koen should neither materially gain or suffer a loss on personal incomes taxes on Equinix and non-Equinix source income because of his assignment outside of the U.S. This objective is accomplished through the Tax Equalization Policy.

b.	The Tax Equalization Policy is based on the following principles:

1.	Equinix will compute a “stay at home” hypothetical tax on Mr. Koen’s “stay at home” Equinix and non-Equinix source income. For sake of clarity “stay at home” location is Saratoga, California, U.S.

2.	Equinix will pay all of the home and host country income tax on Equinix source income in excess of the “stay at home tax” on the same income.

3.	The relevant and necessary (i.e, U.S Federal & State(s), Singapore) tax returns will be prepared by competent accounting firm chosen by Equinix.

How Tax Equalization Works

a.	U.S. Tax Liability

Mr. Koen’s U.S. individual income tax liability shall be determined as described in the following steps:

1.	On an ongoing basis, an annual Hypo Withholding will be estimated and withheld from Mr. Koen’s compensation. The Hypo Withholding represents the estimated amount of U.S. individual income taxes that would be payable on Mr. Koen’s Hypothetical Income. The method for calculating the Hypo Withholding, as well as the definition of Hypothetical Income is described under section “Calculating the Hypo Withholding”.

2.	After the filing of Mr. Koen’s U.S. income tax returns each year, Mr. Koen’s annual Hypothetical Tax liability will be determined. The method for calculating the Hypothetical Tax is described under section “Calculating the Hypothetical Tax”.

3.	After the filing of Mr. Koen’s U.S. income tax returns each year, the finalized Hypothetical Tax for the year will be compared to the combined amounts (the “Combination”). The Combination includes the sum of the Hypo Withholding withheld from Mr. Koen’s compensation during the year and the U.S. tax paid by Mr. Koen directly to the tax authorities (e.g. through other withholding or quarterly estimated tax or overpayment of tax carried over from prior year tax returns) less the refundable overpayment of Federal & State taxes in Mr. Koen’s income tax returns for the year. If the finalized Hypothetical Tax for the year is greater than the Combination, Mr. Koen will pay the difference to Equinix. However, if the Combination for the year is greater than the Hypothetical Tax, Equinix will rebate Mr. Koen for the difference. The Tax Equalization Calculation will reflect the calculations discussed in this paragraph.

b.	Host Country Tax Liability

1.	Host country taxes (i.e., Singapore) are incurred by Mr. Koen as the result of the foreign assignment, Equinix agrees to assume the tax liability attributable to Equinix’s source income (for Equinix’s source income please refer to paragraph a1 under section “Calculating the Hypothetical Tax”).

2.	If the host country (i.e., Singapore) requires actual withholding of host country taxes on an ongoing basis via payroll deductions from the employee’s compensation or benefit from exercising the stock option, Equinix agrees to match these actual withholdings with a corresponding tax payment to the host country tax authority.

3.	Once the host country tax return (i.e, Singapore) has been completed and the actual host country tax liability has been determined, the actual host county tax liability will be reconciled against any host country taxes withheld via payroll deductions or made through estimated payments.

4.	If, as a result of the host country Tax Reconciliation, additional taxes are due to the foreign tax authorities, the additional taxes due will be paid by Equinix.

5.	If, as a result of the host country Tax Reconciliation, a refund of host country taxes is due to Mr. Koen, this refund shall be returned by Mr. Koen to Equinix, within 10 days of receipt of refund.

Administration of the Tax Equalization Policy

a.	Equinix will appoint a competent accounting firm to prepare Mr. Koen’s host country tax (i.e., Singapore) return, U.S. (Federal & State(s)) Individual Income tax return(s) and the Tax Equalization Calculation.

Calculating the Hypo Withholding

a.	Hypothetical Income

1.	Hypothetical Income is used to calculate the Hypo Withholding.

2.	Hypothetical Income used in calculating the Hypo Withholding includes only the Equinix source income as defined in the section “Calculating the Hypothetical Tax.”

3.	Hypothetical Income does not include employee contributions to Equinix-sponsored tax-deferred compensation or benefit programs that are qualified as tax-deferred compensation for U.S. individual income tax purposes.

b.	Hypo Withholding

1.	The Hypo Withholding is an estimate of Mr. Koen’s annual U.S. tax obligations based on the Hypothetical Income and his tax resident status prior to the expatriate assignment.

2.	The annual Hypo Withholding is calculated at the beginning of Mr. Koen’s foreign assignment, or at the beginning of Mr. Koen’s current tax year, whichever is more appropriate. The Hypo Withholding should be calculated based on the enacted U.S. income tax laws and regulations for the year as well as the current filing status.

3.	Where bonuses or other non-recurring awards, including stock option income, are paid separately from the regular compensation, the Hypo Withholding amount related to the bonus (or award, stock option income) will be withheld prior to paying the bonus (or award) to Mr. Koen.

c.	Assumptions

1.	The Hypo Withholding shall reflect currently enacted U.S. Federal and State tax rates.

2.	Standard deduction or actual itemized deductions, whichever is the more beneficial to Mr. Koen, will be used for calculating the HypoWithholding.

3.	Standard personal and dependent exemptions will be used to calculate the Hypo Withholding.

Calculating the Hypothetical Tax

a.	Hypothetical Income

Hypothetical Income shall include:

1.	Equinix Source Income:

•	Base salary, adjusted for U.S. qualified tax-deferred income;

•	Bonuses, commissions and other incentive payments;

•	Taxable compensation related to restricted stock, stock options and other equity-based compensation programs;

•	The taxable portion of company-provided benefits;

•	Other Equinix compensation excluding the benefits from the expatriate assignment, such as foreign assignment related allowances, housing provided, Equinix’s automobile benefits, children education expenses, club dues paid by Equinix, tax equalization reimbursements and foreign tax payments made by Equinix.

Non-Equinix Source Income:

•	Dividends and interest;

•	Rental income and losses;

•	Capital gains and losses;

•	Alimony received;

•	Income from estates and trusts;

•	Pensions and royalties; and

•	Other spousal Non-Equinix employment income net of the appropriate amount of foreign earned income exclusion.

b.	Hypothetical Tax

1.	The Hypothetical Tax is Mr. Koen’s annual U.S. tax obligations based on the Hypothetical Income described in the immediately above paragraphs and his tax resident status prior to the expatriate assignment.

2.	The Hypothetical Tax should be calculated based on the enacted U.S. income tax laws and regulations for the year, as well as the current filing status.

3.	The Hypothetical Tax calculation should also include the adjustments to and deductions against Hypothetical Income as defined above based on current tax laws at the time of the filing, which will be recognized for calculating Mr. Koen’s U.S. (Federal & State(s)) Hypothetical Tax.

4.	The Hypothetical Tax should include other allowable credits or exemptions that Mr. Koen is entitled without taking consideration of his expatriate assignment (e.g. foreign tax credit attributable to non-Equinix source income).

c.	Assumptions

1.	The Hypothetical Tax shall reflect currently enacted U.S. Federal and State income tax rates.

2.	Standard deduction or actual itemized deductions, whichever is more beneficial to Mr. Koen, will be used for calculating the Hypothetical Tax.

3.	The appropriate standard personal and dependent exemptions will be used to calculate the Hypothetical Tax.

Tax Equalization Calculation

After Mr. Koen’s U.S Federal & State(s) tax return(s) has been filed for the year, the Tax Equalization Calculation will be prepared within 30 days of filing the U.S. tax returns. The accounting firm preparing the tax returns and the Tax Equalization Calculation for the year will discuss both documents with Mr. Koen to help him understand the calculations. Equinix will subsequently settle with Mr. Koen, or Mr. Koen will subsequently settle with Equinix, the outstanding amount shown in the Tax Equalization Calculation within 10 days upon his acceptance of the tax Equalization Calculation.

Foreign-Earned Income Exclusion

U.S. citizen who work abroad may, under certain conditions, be allowed to exclude a portion of their foreign-earned income for U.S. Federal Individual income tax. An exclusion is also allowed for foreign housing provided by Equinix.

If Mr. Koen continues to work in the host country (i.e., Singapore) subsequent to the Separation Date during the year, the foreign-earned income exclusion will be allocated according to the number of the days with each employer.

Other Miscellaneous Matters

1.	Equinix will withhold appropriate Federal & State(s) income taxes by following the procedures outlined in the section “Calculating the Hypo Withholding” on each payment made to Mr. Koen. Equinix will remit, on the employee’s behalf, to the appropriate tax authorities the amounts withheld on a timely basis and, upon Mr. Koen’s request, provide a notice to the employee with respect to the details of remittance to different tax authorities, at the expenses of Equinix.

2.	Equinix will pay for the relevant and necessary tax returns to be prepared by competent accounting firm chosen by Equinix for the years that Mr. Koen is an employee of Equinix working in the foreign assignment in Singapore.

3.	Any penalty & interest for insufficient remittance to U.S. tax authorities caused by Equinix on Equinix source income paid to Mr. Koen will be paid by Equinix. However, Mr. Koen will be responsible for any penalty and interest for insufficient withholding remitted to U.S. tax authorities caused by the significant non-Equinix source income. Furthermore, any penalty & interest for late filing caused by the tax preparer chosen by Equinix will be paid by the company.

4.	Expenses incurred in handling the issues related to Mr. Koen’s expatriate assignment raised in the tax audit on the returns (Federal or State(s)) covered by the tax equalization policy for Equinix’s source income as defined under section “Calculating The Hypothetical Tax” and prepared by the accounting firm selected by Equinix will be paid by Equinix.

5.	Any income tax credit carry-forward (i.e. foreign tax credit, AMT tax credit) attributable to foreign tax and additional U.S. AMT taxes paid by Equinix in Mr. Koen’s U.S. Federal income tax return for the last tax year covered by the Tax

Equalization Policy should be treated as additional Hypothetical Tax liability and reimbursed by Mr. Koen to Equinix at the time when such income tax credit carry-forward is utilized in Mr. Koen’s U.S. income tax returns in the following years until the expiration of the credit carry-forward. Mr. Koen promised, within 10 days of filing his U.S. income tax returns for the year, to provide Equinix with his U.S. income tax returns for these years, so Equinix can determine if any of the credit carry-forward is utilized and the amount reimbursed by Mr. Koen. .

6.	For the final year Tax Equalization, if there is any tax reimbursement, the tax reimbursement will be grossed up by the effective (Federal & State) tax rate per his 2006 U.S. tax returns to equalize the deemed income to be recognized by Mr. Koen on the tax reimbursement.